EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-23681, 333-76629, 333-88359, 333-73260, 333-125178 and 333-178670 on Forms S-8 of our reports dated February 29, 2012, relating to the consolidated financial statements and financial statement schedule of Sykes Enterprises, Incorporated, and the effectiveness of Sykes Enterprises, Incorporated’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Sykes Enterprises, Incorporated for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Tampa, Florida

February 29, 2012